Exhibit 99.1

For Immediate Release

Westech Capital Corp. Reports Record
Net Income For The Second Quarter 2004

AUSTIN, TEXAS, August 5, 2004 — Westech Capital Corp. (OTC BB: WSTH) today reported unaudited quarterly net income of $718,000, or $0.42 per diluted share, on total revenues of $7.5 million for the quarter ended June 30, 2004 compared to a net income of $54,000, or $0.04 per diluted share, on total revenues of $5.7 million for the comparable quarter of 2003.

For the six months ended June 30, 2004, total revenues were $13.6 million compared to $15.0 million for the same period in 2003, and net income was $862,000 compared to $539,000 for the same period in 2003. Earnings per diluted share for the six months ended June 30, 2004 were $0.51 compared to $0.36 per diluted share for the same period in 2003.

President and Chief Operating Officer, Kurt J. Rechner, commented, “We are pleased to report record quarterly net income, which underscores our commitment to expanding new areas of revenue growth and controlling expenses. Tejas had an outstanding quarter for providing investment banking services related to PIPE transactions (Private Investment in Public Entities), and we are in the early stages of adding to this business. We believe that this arena is a strong complement to our institutional fixed income securities business, as well as to our high net worth retail business. We look forward to expanding these services aggressively.”

Chief Executive Officer, Mark Salter, added, “The company reorganized its operations in the middle of the quarter to allow for a diversification into other areas of revenue growth, and it is apparent we have had some success with our plan. As we move forward, Tejas would like to continue this path of diversifying its major revenue streams, and we are confident that we can build on this momentum. Our industry specific research has been successful the first six months of the year in identifying special situations that have been appealing to our customer base, and we continue to look for additional opportunities.”

Company Information

Westech Capital Corp., is a holding company whose only operating subsidiary is Tejas Securities Group, Inc., a Texas corporation (“Tejas”). Tejas is engaged in the business of providing (1) brokerage services to retail and institutional customers, (2) high quality investment research to institutional and retail customers, (3) market-making activities in stocks traded on the Nasdaq National Market and other national exchanges, and (4) investment banking services. To learn more about Tejas, please visit the Company’s web site at www.tejassec.com.

Statements in this news release contain forward-looking statements within the meaning of federal securities laws. Actual results are subject to risks and uncertainties, including both those specific to the Company and those specific to the industry, which could cause results to differ materially from those contemplated. The risks and uncertainties include, but are not limited to, general economic conditions, actions of competitors, changes in legislation, and technology changes. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date of this news release. The Company does not undertake any obligation to publicly update any forward-looking statements.

WESTECH CAPITAL CORP. AND SUBSIDIARIES
Consolidated Statements of Operations (Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Revenue:
Commissions from agency transactions	$1,647,271	511,471	2,374,446	877,105
Commissions from principal transactions	3,805,257	6,822,386	8,576,637	15,861,442
Underwriting and investment banking income	2,342,279	10,000	2,368,170	30,000
Net dealer inventory and investment income (loss),
net of trading interest expense of $26,132, $28,749, $38,776, and $55,799, for the three and six months ended June 30, 2004 and 2003 respectively	(296,392)	(1,697,690)	193,930	(1,728,416)
Other income (loss)	29,289	11,131	47,900	(8,712)
Total revenue	7,527,704	5,657,298	13,561,083	15,031,419

Expenses:
Commissions, employee compensation and benefits	4,355,082	3,993,300	8,709,828	11,038,329
Clearing and floor brokerage	150,320	136,916	305,799	258,143
Communications and occupancy	436,127	571,401	936,845	1,071,999
Professional fees	738,194	305,171	921,971	583,963
Interest, including $12,319 and $32,232 for the three and six months ended June 30, 2003, respectively, to related parties	36,449	32,163	56,416	74,959
Other	591,992	513,873	1,151,560	1,081,071
Total expenses	6,308,164	5,552,824	12,082,419	14,108,464

Income before income tax expense	1,219,540	104,474	1,478,664	922,955
Income tax expense	501,411	50,683	616,199	383,535

Net income	$718,129	53,791	862,465	539,420

Earnings per share:
Basic	$0.47	0.04	0.57	0.36

Diluted	$0.42	0.04	0.51	0.36

Weighted average shares outstanding:
Basic	1,512,024	1,512,024	1,512,024	1,512,024

Diluted	1,712,962	1,512,024	1,699,571	1,512,024